Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED
CERTIFIED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of our report dated February 29, 2008, except with respect to our opinion on the consolidated financial statements insofar as it relates to the condensed consolidating financial information, as included in Note 22, as to which the date is April 4, 2008, relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in the Current Report on Form 8-K/A dated April 4, 2008. We also consent to the reference to us under the heading “Experts” in such Registration Statement.
/s/ PricewaterhouseCoopers LLP
Miami, Florida
April 4, 2008